Exhibit 99.1

Blue Buffalo Reports Third Quarter 2016 Results And Announces CEO Succession
Wilton, CT - November 10, 2016 - Blue Buffalo Pet Products, Inc. (the “Company”) (NASDAQ: BUFF), the leading natural pet food company in the United States, today announced its third quarter 2016 results.

•	Third Quarter Highlights

◦	Net sales of $288 million, up 11.0%

◦	Net income of $21 million, down 20.6%; Adjusted Net Income of $45 million, up 32.3%

◦	Adjusted EBITDA of $74 million, up 21.4%

◦	Diluted EPS of $0.11, down 21.1% ; Adjusted Diluted EPS of $0.22, up 31.5%

•	2016 Outlook

◦	Net sales between $1,140 million and $1,150 million

◦	Raising Adjusted Diluted EPS outlook to $0.78 to $0.79

•	CEO Succession

◦	Billy Bishop appointed CEO effective January 1, 2017

◦	Kurt Schmidt retiring with transition through 2017
“Our strong performance continued into the third quarter, reflecting the high-quality execution of our strategy and our ability to drive strong pet parent demand across our channels. Given our performance through the first nine months of 2016, we are raising our EPS guidance for the year,” said CEO Kurt Schmidt. “It’s been an honor for me to lead Blue Buffalo for the last four years. Passing the baton to Billy has always been part of our succession plan, so on behalf of the Board, it is my pleasure to announce the appointment of Billy as our new CEO.”

“It’s a real honor to lead the Company my family and I founded in the back of a barn many years ago. I look forward to continuing our growth and success for years to come,” said Billy Bishop. “I want to thank Kurt for his guidance, contributions and leadership of the Herd.”
Third Quarter of 2016 Compared to Third Quarter of 2015
Net sales increased $28.6 million, or 11.0%, to $288.0 million, driven primarily by volume growth. Net sales of Dry Foods increased $24.2 million, or 11.6%, to $232.4 million while net sales of Wet Foods, Treats and Other Products increased $4.4 million, or 8.6%, to $55.6 million.
Gross profit increased $24.9 million, or 23.0%, to $133.2 million and gross margin was 46.3%, up 460 bps compared with 41.7% in the third quarter of 2015. The increase in gross margin was driven primarily by supply chain efficiencies including lower input costs, the benefit from pricing, as well as favorable mix.
Selling, general, and administrative expenses increased $6.8 million, or 11.6%, to $65.5 million. Adjusted SG&A, which excludes litigation expenses and costs incurred for our public offerings, increased $11.6 million, or 23.0%. This increase was primarily due to our ongoing investment in advertising and marketing consistent with our brand building and investments in our strategic initiatives.
On November 2, 2016, Blue Buffalo Company, Ltd. ("BBC"), a wholly owned subsidiary of the Company, entered into a settlement agreement (the "Settlement Agreement") with respect to previously disclosed Nestlé Purina lawsuit. In connection with the Settlement Agreement, the Company has recorded a non-cash, pre-tax charge of $32.0 million.
Net income decreased $5.6 million, or 20.6%, to $21.5 million in the third quarter of 2016, as compared to $27.1 million in the third quarter of 2015. Adjusted Net Income, which excludes litigation expenses and costs incurred for our public offerings, increased $10.9 million, or 32.3%, to $44.7 million in the third quarter of 2016, compared to $33.8 million in the third quarter of 2015. Diluted Earnings Per Share in the third quarter of 2016 decreased 21.1% to $0.11, compared to $0.14 in the third quarter of 2015. Adjusted Diluted Earnings Per Share in the third quarter of 2016 increased 31.5% to $0.22, compared to $0.17 in the third quarter of 2015.
First Nine Months of 2016 Compared to the First Nine Months of 2015
Net sales increased $92.5 million, or 12.1%, to $854.7 million, driven primarily by volume growth. Net sales of Dry Foods increased $71.6 million, or 11.6%, to $690.8 million while net sales of Wet Foods, Treats and Other Products increased $20.9 million, or 14.6%, to $163.9 million.

Gross profit increased $76.1 million, or 24.7%, to $383.7 million and gross margin was 44.9%, up 450 bps compared with 40.4% in the first nine months of 2015. The increase in gross margin was driven primarily by supply chain efficiencies including the ramp-up of our Heartland facility and lower input costs, favorable mix, as well as a benefit from pricing.
Selling, general, and administrative expenses increased $25.1 million, or 15.2%, to $190.8 million. Adjusted SG&A, which excludes litigation expenses and costs incurred for our public offerings, increased $33.3 million, or 22.2%. This increase was primarily due to our investments in our strategic initiatives and our ongoing investment in advertising and marketing consistent with our brand building strategy.
As mentioned above, the Company recorded a non-cash, pre-tax charge of $32.0 million related to the Settlement Agreement.
Net income increased $15.7 million, or 19.7%, to $95.4 million as compared to $79.8 million in the first nine months of 2015. Adjusted Net Income, which excludes litigation expenses and costs incurred for our public offerings, increased $30.1 million, or 33.0%, to $121.3 million in the first nine months of 2016, compared to $91.2 million in the first nine months of 2015. Diluted Earnings Per Share in the first nine months of 2016 increased 18.9% to $0.48 compared to $0.40 in the first nine months of 2015. Adjusted Diluted Earnings Per Share in the first nine months of 2016 increased 32.2% to $0.61, compared to $0.46 in the first nine months of 2015.
Net cash provided by operating activities was $111.5 million in the first nine months of 2016 compared with $94.0 million in the first nine months of 2015. Net cash provided by operating activities for the first nine months of 2016 was reduced by $20.0 million, net of $12.0 million in tax savings, related to our settlement agreement in the U.S. consumer class action lawsuits. Cash and cash equivalents were $316.4 million as of September 30, 2016 as compared to $224.3 million as of December 31, 2015. Capital expenditures for the first nine months of 2016 and 2015 were $17.9 million and $5.4 million, respectively.
Full Year 2016 Outlook
For the full year 2016, the Company expects to deliver net sales between $1,140 million and $1,150 million. Given our strong gross margin performance during the quarter, the Company is taking up its gross margin expectations to approximately 45% for the year. With the strong top-line performance, expanding gross margins, and a favorable tax rate, the Company now expects Adjusted Diluted Earnings Per Share to be between $0.78 and $0.79 for the full year. The outlook for full year 2016 Adjusted Earnings Per Share excludes costs related to litigation and the Company's public offerings. The Company expects 2016 capital expenditures to be between $50 to $60 million. The full year 2016 effective tax rate is expected to be between 36.6% and 36.8%.

Important Information Regarding Non-GAAP Financial Measures
The Company presents non-GAAP financial measures, including Adjusted Net Income, Adjusted EBITDA, Adjusted Diluted EPS, Adjusted SG&A, Adjusted Operating Income and Adjusted Gross Profit, in this press release as management uses these measures in assessing our operating performance, and we believe they are helpful to investors, securities analysts and other interested parties, in evaluating the performance of companies in our industry. We also believe that these non-GAAP financial measures are useful to management and investors, securities analysts and other interested parties as measures of our comparative operating performance from period to period. These non-GAAP financial measures are not measurements of financial performance under GAAP. They should not be considered as alternatives to cash flow from operating activities, as measures of liquidity, or as alternatives to net income as a measure of our operating performance or any other measures of performance derived in accordance with GAAP. The methods used by the Company to calculate its non-GAAP financial measures may differ significantly from methods used by other companies to compute similar measures. As a result, any non-GAAP financial measures presented herein may not be comparable to similar measures provided by other companies. Please see the schedules to this press release for additional information and reconciliations of such non-GAAP financial measures to the nearest GAAP measure. With respect to our expectations under “Full Year 2016 Outlook” above, for Adjusted Diluted EPS a reconciliation to the closest corresponding GAAP financial measure is not available without unreasonable efforts on a forward-looking basis due to the high variability, complexity and low visibility with respect to litigation expenses and public offering costs excluded from this non-GAAP financial measure. We expect the variability of these charges to have a potentially unpredictable, and potentially significant, impact on our future GAAP financial results.
Conference Call:
At 5 p.m. (Eastern Time) today, the Company will host a conference call to provide additional commentary on third quarter 2016 results. Further details will be accessible on the Company’s website at http://ir.bluebuffalo.com. Participants may dial 844-743-2498 in the United States or 661-378-9532 internationally and use the access code 1949344, or access the webcast through the Company’s website at http://ir.bluebuffalo.com. Participants are encouraged to dial into the call or link to the webcast at least fifteen minutes prior to the scheduled start time. A replay of the call will be available from November 10, 2016 to November 24, 2016 following the call. To access the replay, dial 855-859-2056 or 404-537-3406 and use the access code 1949344. The archive of the webcast will be available for a limited time on the Company’s website at http://ir.bluebuffalo.com.

About Blue Buffalo
Blue Buffalo, based in Wilton, CT, is the nation's leading natural pet food company, providing natural foods and treats for dogs and cats under its BLUE Life Protection Formula, BLUE Wilderness, BLUE Basics, BLUE Freedom and BLUE Natural Veterinary Diet lines. Paying tribute to its founding mission, the Company, through the Blue Buffalo Foundation, is a leading sponsor of pet cancer awareness and of critical research studies of pet cancer, including causes, treatments and the role of nutrition, at leading veterinary medical schools and clinics across the United States. For more information about Blue Buffalo, visit the Company’s website at www.BlueBuffalo.com.
Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements related to the expectations regarding the performance of the Company's business, financial results, liquidity and capital resources and other non-historical statements, including the statements in the “Full Year 2016 Outlook” section of this press release. You can identify these forward-looking statements by the use of words such as “outlook,” “forecast,” “guidance,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “could,” “seeks,” “approximately,” “projects,” “predicts,” “intends,” “plans,” “estimates,” “anticipates” or the negative version of these words or other comparable words. Such forward-looking statements are subject to various risks and uncertainties, including, among others, risks inherent to the pet food industry, macroeconomic factors beyond the Company’s control, competition for customers, risks related to the Company’s manufacturing and supply chain, the success of the Company’s Heartland manufacturing facility, risk of disruption at the Company’s third party distribution centers, risks related to the Company’s expansion outside the United States, the Company’s ability to protect the Company’s intellectual property and that of third parties, performance of the Company's information technology systems, adverse litigation judgments or settlements and the Company’s indebtedness. Additional factors that could cause the Company's results to differ materially from those described in the forward-looking statements can be found under the section entitled "Risk Factors" in the Company’s final prospectus for its secondary public offering, as filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2016, as such risk factors may be updated from time to time in our periodic filings with the SEC, and which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company's filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

Contacts:
Investors & Financial Analysts
Michael Nathenson
EVP & CFO
203-665-3400
investors@bluebuff.com

Media
Phil Cheevers
VP, Communications
203-665-3234
media@bluebuff.com

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Statements of Income
(dollars in thousands, except for share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net sales	$287,996	$259,437	$854,682	$762,209
Cost of sales	154,787	151,152	470,938	454,595
Gross profit	133,209	108,285	383,744	307,614
Selling, general and administrative expenses	65,493	58,664	190,849	165,723
Provision for legal settlement	32,000	—	32,000	—
Operating income	35,716	49,621	160,895	141,891
Interest expense, net	3,629	3,722	10,872	11,097
Income before income taxes	32,087	45,899	150,023	130,794
Provision for income taxes	10,605	18,833	54,584	51,044
Net income	$21,482	$27,066	$95,439	$79,750

Basic net income per common share	$0.11	$0.14	$0.49	$0.41
Diluted net income per common share	$0.11	$0.14	$0.48	$0.40
Basic weighted average shares	196,445,684	196,062,348	196,311,529	195,852,404
Diluted weighted average shares	199,452,308	198,254,808	199,290,017	198,028,543

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Balance Sheets
(dollars in thousands, except for share data)

	September 30, 2016	December 31, 2015
ASSETS
Current assets:
Cash and cash equivalents	$316,362	$224,253
Receivables, net	92,398	80,103
Inventories	75,400	83,482
Prepaid expenses and other current assets	6,515	4,492
Total current assets	490,675	392,330

Restricted cash	781	473
Property, plant and equipment, net	126,282	115,160
Deferred income taxes	1,696	3,907
Deferred debt issuance costs, net	104	196
Other assets	517	480
Total assets	$620,055	$512,546

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Current maturities of long-term debt	$3,960	$3,960
Accounts payable	35,478	31,428
Other current liabilities	72,394	70,459
Total current liabilities	111,832	105,847

Long-term debt	380,167	383,137
Deferred income taxes	4,117	3,268
Other long-term liabilities	14,291	11,013
Total liabilities	510,407	503,265

Commitments and contingencies
Stockholders’ equity (deficit):
Preferred stock; $0.01 par value; 150,000,000 shares authorized; none issued or outstanding at September 30, 2016 and December 31, 2015	—	—
Common stock, voting; $0.01 par value; 1,500,000,000 shares authorized; 196,515,280 and 196,216,596 shares issued and outstanding at September 30, 2016 and December 31, 2015, respectively	1,965	1,962
Additional paid-in capital	69,752	64,899
Retained earnings (accumulated deficit)	37,890	(57,549)
Accumulated other comprehensive income (loss)	41	(31)
Total stockholders’ equity	109,648	9,281
Total liabilities and stockholders’ equity	$620,055	$512,546

Blue Buffalo Pet Products, Inc.
Unaudited Condensed Consolidated Statements of Cash Flows
(dollars in thousands)

	Nine Months Ended September 30,
	2016	2015
Cash flows from operating activities:
Net income	$95,439	$79,750
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,766	5,981
Amortization of debt issuance costs	91	91
Stock-based compensation	3,051	2,935
Deferred compensation	—	19
(Gain) loss on disposal of fixed assets	(2)	69
Deferred income taxes	3,061	(1,790)
Tax benefit from exercise of stock options	—	(1,551)
Provision for legal settlement	32,000	—
Payment of class action legal settlement	(32,000)	—
Effect of changes in operating assets and liabilities:
Receivables	(12,282)	2,178
Inventories	8,257	(8,282)
Prepaid expenses and other assets	(2,066)	(3)
Accounts payable	4,055	4,387
Other liabilities	5,158	10,263
Net cash provided by operating activities	111,528	94,047

Cash flows from investing activities:
Capital expenditures	(17,901)	(5,374)
Restricted cash	(308)	—
Proceeds from the sale of fixed assets	15	—
Net cash used in investing activities	(18,194)	(5,374)

Cash flows from financing activities:
Principal payments on long-term debt	(2,970)	(2,970)
Proceeds from exercise of stock options	1,805	1,910
Tax benefit from exercise of stock options	—	1,551
Net cash (used in) provided by financing activities	(1,165)	491

Effect of exchange rate changes on cash and cash equivalents	(60)	—
Net increase in cash and cash equivalents	92,109	89,164
Cash and cash equivalents at beginning of period	224,253	95,788
Cash and cash equivalents at end of period	$316,362	$184,952

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended September 30, 2016
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$133.2	46.3%	$65.5	22.7%	$35.7	12.4%	$10.6	3.7%	$21.5	7.5%	$0.11
Litigation expenses (a)	—		2.1	0.7%	2.1	0.7%	0.8	0.3%	1.3	0.4%	0.01
Public offering costs (b)	—		1.2	0.4%	1.2	0.4%	(0.3)	(0.1)%	1.5	0.5%	0.01
Provision for legal settlement (c)	—		—		32.0	11.1%	11.6	4.0%	20.4	7.1%	0.10
As adjusted	$133.2	46.3%	$62.2	21.6%	$71.0	24.6%	$22.6	7.9%	$44.7	15.5%	$0.22

	Three Months Ended September 30, 2015
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$108.3	41.7%	$58.7	22.6%	$49.6	19.1%	$18.8	7.3%	$27.1	10.4%	$0.14
Litigation expenses (a)	—		1.7	0.7%	1.7	0.7%	0.6	0.2%	1.1	0.4%	0.01
Initial public offering costs (d)	—		6.4	2.5%	6.4	2.5%	0.7	0.3%	5.7	2.2%	0.03
As adjusted	$108.3	41.7%	$50.6	19.5%	$57.7	22.2%	$20.2	7.8%	$33.8	13.0%	$0.17

	Nine Months Ended September 30, 2016
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$383.7	44.9%	$190.8	22.3%	$160.9	18.8%	$54.6	6.4%	$95.4	11.2%	$0.48
Litigation expenses (a)	—		5.4	0.6%	5.4	0.6%	2.0	0.2%	3.5	0.4%	0.02
Public offering costs (b)	—		2.1	0.2%	2.1	0.2%	—	—%	2.1	0.2%	0.01
Provision for legal settlement (c)	—		—		32.0	3.7%	11.6	1.4%	20.4	2.4%	0.10
As adjusted	$383.7	44.9%	$183.3	21.4%	$200.4	23.5%	$68.2	8.0%	$121.3	14.2%	$0.61

	Nine Months Ended September 30, 2015
	Gross Profit	% of Sales	SG&A	% of Sales	Operating Income	% of Sales	Income Taxes	% of Sales	Net Income	% of Sales	Diluted EPS

As reported (GAAP)	$307.6	40.4%	$165.7	21.7%	$141.9	18.6%	$51.0	6.7%	$79.8	10.5%	$0.40
Litigation expenses (a)	—		7.2	0.9%	7.2	0.9%	2.7	0.4%	4.4	0.6%	0.02
Initial public offering costs (d)	—		8.5	1.1%	8.5	1.1%	1.5	0.2%	7.0	0.9%	0.04
As adjusted	$307.6	40.4%	$150.0	19.7%	$157.6	20.7%	$55.3	7.3%	$91.2	12.0%	$0.46

* Amounts may not be additive due to rounding.
(a) Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.
(b) Represents costs incurred for our public offerings.
(c) Represents a provision related to the Settlement Agreement entered into in November 2016.
(d) Represents costs incurred for our initial public offering.

Blue Buffalo Pet Products, Inc.
Reconciliation of GAAP to Adjusted Results*
(dollars in millions, except for share data)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 30, 2015	September 30, 2016	September 30, 2015
Net income	$21.5	$27.1	$95.4	$79.8
Interest expense, net	3.6	3.7	10.9	11.1
Provision for income taxes	10.6	18.8	54.6	51.0
Depreciation and amortization	2.3	2.1	6.8	6.0
EBITDA (a)	38.0	51.7	167.7	147.9
Litigation expenses (b)	2.1	1.7	5.4	7.2
Public offering costs (c)	1.2	—	2.1	—
Initial public offering costs (d)	—	6.4	—	8.5
Provision for legal settlement (e)	32.0	—	32.0	—
Stock-based compensation (f)	1.0	1.4	3.1	2.3
Adjusted EBITDA	$74.3	$61.2	$210.2	$165.9

* Amounts may not be additive due to rounding.
(a) EBITDA represents net income plus interest expense, net, provision for income taxes and depreciation and amortization.
(b) Represents costs primarily related to the litigation with Nestlé Purina PetCare Company.
(c) Represents costs incurred for our public offerings.
(d) Represents costs incurred for our initial public offering.
(e) Represents a provision related to the Settlement Agreement entered into in November 2016.
(f) Represents non-cash, stock-based compensation expense.